Exhibit 21

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

EXHIBIT 21 - List of the Company’s subsidiaries

Name of Subsidiary (As it is stated in its organizational document under which it does business)	State or Other Jurisdiction of Incorporation or Organization
International:
Armkel Holding (Netherlands) B.V.	Netherlands
Armkel Canada (Netherlands) B.V.	Netherlands
Church & Dwight Canada Corp.	Canada
Church & Dwight (Beijing) Trading Company Limited	China
Church & Dwight (Australia) Pty Ltd	Australia
Quimica Geral do Nordeste S.A.	Brazil
Armkel Brasil Cosmeticos Ltda.	Brazil
Church & Dwight do Brasil Ltda	Brazil
Armkel Company (France) S.A.S.	France
Sofibel S.A.S.	France
Church & Dwight (U.K.) Limited	United Kingdom
Church & Dwight Servicios de R.L. de C.V.	Mexico
Church & Dwight S. de R.L. de C.V.	Mexico
Carter Products (N.Z.) Inc.	New Zealand
Church & Dwight (Hong Kong) Limited	Hong Kong

The Company’s remaining subsidiaries, if considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary as of December 31, 2015.  This list does not include joint ventures in which the Company has an ownership interest.